Exhibit 99.2

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Index to Consolidated Financial Statements

December 31, 2021 and 2020

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Cepton Technologies, Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cepton Technologies, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2020.

Santa Clara, California
March 31, 2022

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$3,654	$11,312
Short-term investments	2,836	32,058
Accounts receivable, net of allowance for doubtful accounts of $0 and $0, respectively	500	285
Inventories	2,523	3,394
Prepaid expenses and other current assets	6,998	1,134
Total current assets	16,511	48,183
Property and equipment, net	480	457
Other Assets	293	94
Total assets	$17,284	$48,734

LIABILITIES CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$2,547	$1,214
Accrued expenses and other current liabilities	2,777	1,565
Total current liabilities	5,324	2,779
Long-term debt	—	1,121
Other long-term liabilities	23	1,293
Total liabilities	5,347	5,193

Commitments and contingencies (Note 14)

Convertible preferred stock:
Convertible preferred stock – Par value $0.00001 per share – 22,806,009 and 22,806,009 shares authorized at December 31, 2021 and 2020; 21,671,491 and 21,671,491 shares issued and outstanding at December 31, 2021 and 2020; (aggregate liquidation preference of $96.7 and $96.7 million at December 31, 2021 and 2020)	99,470	99,470

Stockholders’ deficit:
Common stock – Par value $0.00001 per share – 75,000,000 and 75,000,000 shares authorized at December 31, 2021 and 2020; 27,618,907 and 27,184,882 shares issued and outstanding at December 31, 2021 and 2020	—	—
Class F stock – Par value $0.0001 per share – 8,402,000 and 8,402,000 shares authorized at December 31, 2021 and 2020; 8,372,143 and 8,372,143 shares issued and outstanding at December 31, 2021 and 2020	—	—
Additional paid-in capital	7,949	2,286
Accumulated other comprehensive income	(43)	(18)
Accumulated deficit	(95,439)	(58,197)
Total stockholders’ deficit	(87,533)	(55,929)
TOTAL LIABILITIES CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$17,284	$48,734

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020
Lidar Sensor and Prototype Revenue	$2,919	$2,006
Development Revenue	1,583	—
Total Revenue	4,502	2,006

Lidar Sensor and Prototype Cost of Revenue	3,952	3,746
Development Cost of Revenue	442	—
Total Cost of Revenue	4,394	3,746
Gross Margin (Loss)	108	(1,740)

Operating expenses:
Research and development	24,158	11,666
Selling, general and administrative	14,286	6,170
Total operating expenses	38,444	17,836
Operating loss	(38,336)	(19,576)
Other income (expense), net	1,099	(181)
Interest income, net	15	149
Loss before income taxes	(37,222)	(19,608)
Provision for income taxes	(20)	(26)

Net loss	$(37,242)	$(19,634)

Net loss per share, basic and diluted	$(1.36)	$(0.73)
Weighted-average shares used in computing net loss per share, basic and diluted	27,412,353	27,068,162

Net loss	$(37,242)	$(19,634)
Other comprehensive loss, net of tax:
Changes in unrealized gain (loss) on available-for-sale securities	(4)	3
Foreign currency translation adjustments	(21)	(11)
Total other comprehensive loss, net of tax	(25)	(8)
Comprehensive loss	$(37,267)	$(19,642)

See accompanying notes to the consolidated financial statements.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

	Convertible Preferred Stock		Common Stock		Class F Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Gain (Loss)	Deficit	Deficit
Balance — December 31, 2019	15,342,075	$46,847	27,004,791	$—	8,402,000	$—	$1,336	$(10)	$(38,563)	$(37,237)
Issuance of Series C convertible preferred stock in exchange for cash, net of issuance costs	6,299,559	52,623	—	—	—	—	—	—	—	—
Stock transfer	29,857	—	—	—	(29,857)	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	180,091	—	—	—	225	—	—	225
Stock-based compensation	—	—	—	—	—	—	725	—	—	725
Unrealized gain on available-for-sale, net of tax	—	—	—	—	—	—	—	3	—	3
Foreign currency translation adjustment	—	—	—	—	—	—	—	(11)	—	(11)
Net loss	—	—	—	—	—	—	—		(19,634)	(19,634)
Balance—December 31, 2020	21,671,491	$99,470	27,184,882	$—	8,372,143	$—	$2,286	$(18)	$(58,197)	$(55,929)
Issuance of common stock upon exercise of stock options	—	—	434,025	—	—	—	620	—	—	620
Stock-based compensation	—	—	—	—	—	—	5,043	—	—	5,043
Unrealized gain on available-for-sale, net of tax	—	—	—	—	—	—	—	(4)	—	(4)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(21)	—	(21)
Net loss	—	—	—	—	—	—	—	—	(37,242)	(37,242)
Balance—December 31, 2021	21,671,491	$99,470	27,618,907	$—	8,372,143	$—	$7,949	$(43)	$(95,439)	$(87,533)

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(37,242)	$(19,634)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	210	184
Stock-based compensation	4,995	710
Loss on disposal of PPE	42	—
Gain from debt forgiveness	(1,121)	—
Loss on debt extinguishment	—	180
Amortization and accretion of short-term investments	257	120
Other	—	(90)
Changes in operating assets and liabilities:
Accounts receivable, net	(215)	363
Inventories	919	(971)
Prepaid expenses and other current assets	(5,834)	162
Other long-term assets	(199)	—
Accounts payable	1,333	690
Accrued expenses	1,214	129
Other long-term liabilities	(1,118)	1,177
Net cash used in operating activities	(36,759)	(16,980)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(276)	(80)
Purchases of short-term investments	(8,455)	(33,676)
Proceeds from sales of short-term investments	8,514	—
Proceeds from maturities of short-term investments	28,900	1,500
Net cash provided by (used in) investing activities	28,683	(32,256)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from PPP loan	—	1,121
Repayment of long-term debt	—	(5,000)
Cash received from early exercises of options	—	253
Payment of debt issuance costs	(30)	—
Proceeds from issuance of common stock options, net of repurchase	469	225
Proceeds from convertible preferred stock, net of issuance costs	—	52,623
Net cash provided by financing activities	439	49,222

Effect of exchange rate changes on cash	(21)	(12)
Net increase (decrease) in cash and cash equivalents	(7,658)	(26)
Cash and cash equivalents, beginning of year	11,312	11,338
Cash and cash equivalents, end of year	$3,654	$11,312

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$—	$44
Cash paid for income taxes	$2	$25

NON-CASH INVESTING ACTIVITIES
Changes in accrued purchases of property and equipment	$—	$(3)
Vesting of early exercised stock options	$151	$51

See accompanying notes to the consolidated financial statements

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Description of Business and Summary of Significant Accounting Policies

Description of Business

Cepton provides state-of-the-art, intelligent, lidar-based solutions for a range of markets such as automotive (ADAS/AV), smart cities, smart spaces, and smart industrial applications. Cepton’s patented MMT®-based lidar technology enables reliable, scalable, and cost-effective solutions that deliver long range, high resolution 3D perception for smart applications.

Founded in April 2016 and led by industry veterans with over two decades of collective experience across a wide range of advanced lidar and imaging technologies, Cepton is focused on the mass market commercialization of high performance, high quality lidar solutions. Cepton is headquartered in San Jose, California, USA, with a presence in Germany, Canada, Japan, China and India, to serve a fast-growing global customer base.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated financial statements include the accounts of our wholly owned subsidiaries in Canada, Germany, and the United Kingdom. All intercompany balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As of December 31, 2021, the Company had cash and cash equivalents of $3.7 million, short-term investment of $2.8 million, and an accumulated deficit of $95.4 million. During the year ended December 31, 2021, the Company incurred a net loss of $37.2 million and had negative cash flows from operating activities of $36.8 million. Although much of the negative cash flow resulted from an increase in expenses for research and development projects and expenses for preparing to become a publicly traded company, the Company expects to continue to invest in research and development and generate operating losses in the future.

The Company is subject to risks and uncertainties frequently encountered by early-stage companies including, but not limited to, the uncertainty of successfully developing its products, securing certain contracts, building its customer base, successfully executing its business and marketing strategy and hiring appropriate personnel.

To date, the Company has been funded primarily by equity financings, convertible promissory notes and other borrowings. Failure to generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

On February 10, 2022, GCAC Merger Sub Inc., a Delaware corporation and newly formed wholly-owned subsidiary of Growth Capital Acquisition Corp. (NASDAQ: GCAC), merged with and into Cepton pursuant to a Business Combination Agreement, dated as of August 4, 2021 (the “Merger”). Following the Merger, the Company received cash proceeds of $47,700,000, net of certain transaction costs. In addition, on January 4, 2022, the Company borrowed $10,000,000 under a loan and security agreement (the “Loan Agreement”) with Trinity Capital Inc. (“Trinity”) with an interest rate of 10.75%. Refer to Footnote 18 for more information regarding the Merger and the Trinity loan. The Company believes that along with its existing cash and cash equivalents as of December 31, 2021, the Merger proceeds and Trinity loan proceeds received subsequent to December 31, 2021 and prior to the filing of these financial statements will be adequate to satisfy its capital and operating needs for at least the next 12 months from the date of the issuance of these financial statements.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Concentration of Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments, and accounts receivable. The Company maintains a substantial portion of its cash and cash equivalents and short-term investments in money market funds, commercial paper, corporate debt securities, and asset backed securities. Management believes that the financial institutions that hold its cash, cash equivalents, and short-term investments are financially sound and, accordingly, represent minimal credit risk. Deposits held with banks may exceed the amount of federal insurance limits provided on such deposits.

As of December 31, 2021 and 2020, three and four customers, respectively, accounted for more than 10% of accounts receivable.

Customers with revenue equal to or greater than 10% of total revenue for the periods indicated were as follows:

	Year Ended December 31,
	2021	2020
Customer A	68%	23%
Customer B	—%	16%
Customer C	—%	11%

Supplier Concentrations

The Company relies on third parties for the supply and manufacture of its products, as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers or satisfactorily deliver its products to its customers on time, if at all.

For the fiscal year ended December 31, 2021, there were no supplier vendors that accounted for a significant portion of Accounts Payable. For the fiscal year ended December 31, 2020, two vendors accounted for approximately 27% of total Accounts Payable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include, but are not limited to, estimating the stand-alone selling prices of performance obligations for revenue recognition, allowances for doubtful accounts, inventory valuation and reserves, warranty reserves, valuation allowance for deferred tax assets, share-based compensation including the fair value of the Company's common stock, useful lives of property, plant and equipment, income tax uncertainties, and other loss contingencies. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts those estimates and assumptions when facts and circumstances dictate. Actual results could differ from those estimates, and such differences could be material to the Company's consolidated financial condition and results of operations.

Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with original maturity of three months or less at the date of purchase to be cash equivalents.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company's short-term investments consist of investments and marketable securities that are classified as available-for-sale securities and are carried at fair value, with net unrealized gains or losses, net of tax, reported as a separate component of accumulated other comprehensive loss within stockholders' deficit.

Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of any allowance for doubtful accounts, and do not bear interest. Allowances on accounts receivable are recorded when circumstances indicate collection is doubtful for a particular accounts receivable balance. Receivables are written off if reasonable collection efforts prove unsuccessful. The Company provides for allowances on a specific account basis. As of December 31, 2021, and 2020, the allowance for doubtful accounts was immaterial.

Inventories

Inventories are stated at the lower of cost or estimated net realizable value. Costs are computed under the standard cost method, which approximates actual costs determined on the first-in, first-out basis. The Company records write-downs of inventories which are obsolete based on product life cycle stage, product development plans, and assumptions about future demand and market conditions.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operations in the period realized. Improvements are capitalized and amortized over the remaining term of the estimated useful life of the asset. Maintenance and repairs are charged to operations as incurred.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries in Canada and Germany is the respective local currency whereas the functional currency of the foreign subsidiary in the United Kingdom is the U.S. dollar. For the Canadian and German entities, assets and liabilities are translated into U.S. dollars at the local current exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the period. The resulting translation adjustments are included in accumulated other comprehensive income. Foreign currency translation adjustments were immaterial for the years ended December 31, 2021 and 2020.

Convertible Preferred Stock

The Company records all shares of convertible preferred stock at their respective fair values on the dates of issuance, net of issuance costs, if applicable. The convertible preferred stock is recorded outside of permanent stockholders’ deficit because while it is not mandatorily redeemable, it is contingently redeemable into cash upon the occurrence of an event not solely within the Company’s control. When it is probable that a convertible preferred share will become redeemable, adjustments are recorded to adjust the carrying values. No adjustments have been recorded in 2021 or 2020. Refer to Footnote 9 for more information on the rights, preferences, privileges, and restrictions associated with the convertible preferred stock.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Revenue Recognition

The Company recognizes revenue from contracts with its customers. A contract with a customer exists when both parties have approved the contract and are committed to perform their respective obligations, each party’s rights can be identified, payment terms can be identified, the contract has commercial substance, and it is probable that the Company will collect substantially all of the consideration it is entitled to. Revenue is recognized when, or as, performance obligations are satisfied by transferring control of a promised product or service to a customer.

The Company’s revenue is primarily derived from product sales of LiDAR sensors to direct customers. Revenue is recognized at a point in time when control of the products is transferred to the customer, generally occurring upon shipment in accordance with the terms of the related contract. Amounts billed to customers for shipping and handling are included in the transaction price and are not treated as separate performance obligations as these costs fulfill a promise to transfer the product to the customer. Shipping and handling costs paid by the Company are included in cost of revenue. Taxes collected from customers and remitted to governmental authorities are excluded from revenue on the net basis of accounting.

When a contract involves multiple promises, the Company accounts for individual performance obligations if the customer can benefit from each promise on its own or with other resources that are readily available to the customer and each promise is separately identifiable from other promises in the arrangement. In these situations, the arrangement consideration is allocated between the separate performance obligations in proportion to their estimated standalone selling price. The standalone selling price reflects the price the Company would charge for a specific product if it were sold separately in similar circumstances and to similar customers. If the selling price is not directly observable, the Company may estimate the stand-alone selling price through maximizing the use of observable inputs such as historical discounting, project cost estimates, and targeted margins.

Costs to obtain a contract

The Company generally expenses the incremental costs of obtaining a contract when incurred because the amortization period for these costs would be less than one year. These costs primarily relate to sales commissions and are recognized upon receiving customer payment, at the time of the customer order, or at the time of product shipment. Commission expense was $24,000 and $31,000 in 2021 and 2020, respectively and was recorded in selling, general and administrative expense in the Company’s consolidated statements of operations.

Contract balances

The timing of revenue recognition, billings, and cash collections generally results in accounts receivable recognized on the balance sheet. However, the Company may recognize contract liabilities when consideration is received from a customer prior to transferring goods or services to the customer. Contract liabilities are recognized as revenue after control of the products or services is transferred to the customer and all revenue recognition criteria have been met.

Customer deposits

The Company may recognize customer deposit liabilities when consideration is received from a customer prior to entering into a contract. Customer deposit liabilities are recognized as revenue when a contract with enforceable rights and obligations exists and all revenue recognition criteria have been met.

Right of return

The Company’s general terms and conditions for its contracts do not contain a right of return that allows the customer to return products and receive a credit. Therefore, the Company does not estimate returns and generally recognizes revenue upon shipment.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Significant financing components

The Company may receive payment from a customer either before or after the performance obligation has been satisfied. The expected timing difference between the payment and satisfaction of performance obligations for the vast majority of the Company’s contracts is one year or less; therefore, the Company applies a practical expedient and does not consider the effects of the time value of money. The Company’s contracts with customer prepayment terms do not include a significant financing component because the primary purpose is not to receive financing from the customers.

Cost of Revenue

Cost of revenue is comprised of Lidar Sensor and Prototype Revenue and Development Cost of Revenue. Lidar Sensor and Prototype cost of revenue includes the manufacturing cost of LiDAR sensors, which primarily consists of personnel-related costs directly associated with our manufacturing organization, and amounts paid to our third-party contract manufacturers and vendors. Our cost of revenue also includes depreciation and amortization, cost of component inventory, product testing costs, costs of providing services, an allocated portion of overhead, facility and IT costs, warranty costs, excess and obsolete inventory and shipping costs. Development Cost of Revenue includes similar costs discussed above specifically relate to development contracts and arrangements focused on specific development and customization of LiDAR capabilities.

Product Warranties

The Company typically provides a one-year warranty on its products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary. Through December 31, 2021, there were immaterial changes to the accrued warranty liability which was recorded in accrued expenses and other current liabilities on the consolidated balance sheet.

Research and Development

Research and development expenses consist primarily of personnel-related costs directly associated with our research and development organization, with the remainder being prototype expenses, third-party engineering and contractor costs, an allocated portion of facility and IT costs and depreciation. Our research and development efforts are focused on enhancing and developing additional functionality for our existing products and on new product development, including new releases and upgrades to our LiDAR sensors and embedded software. Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred and were $196,000 and $197,000 for the years ended December 31, 2021 and 2020.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of existing assets and liabilities. Deferred income tax assets and liabilities are recorded net and classified as non-current on the consolidated balance sheet. A valuation allowance is provided against the Company’s deferred income tax assets when their realization is not reasonably assured. The Company accrues for uncertain tax positions identified, which are not deemed more likely than not to be sustained if challenged, and recognizes interest and penalties accrued on unrecognized tax benefits as a component of income tax expense.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Stock-Based Compensation Expense

The Company grants stock options to employees and non-employees with an exercise price equal to the fair value of the shares at the date of grant. Stock option grants are accounted for using the fair value method and compensation is recognized as the underlying options vest. The Company uses the Black-Scholes option pricing model to determine the fair value of its stock option awards. The determination of the fair value for stock options in connection with determining stock compensation requires judgment, including estimating the fair market value of common stock, stock-price volatility, expected term, expected dividends, and risk-free interest rates. Given the absence of a public trading market, the Company considered numerous objective and subjective factors to determine the fair market value of common stock. These factors included but were not limited to (i) contemporaneous third-party valuations of common stock; (ii) the rights and preferences of preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) developments in the business; and (v) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions. For more information on inputs to the fair value of stock options, refer to Footnote 11.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require the testing of a long-lived asset or asset group for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment loss was recognized in the years ended December 31, 2021 and 2020.

Fair Value Measurements

The Company determines the fair value of an asset or liability based on the assumptions that market participants would use in pricing the asset or liability in an orderly transaction between market participants at the measurement date. The identification of market participant assumptions provides a basis for determining what inputs are to be used for pricing each asset or liability.

A fair value hierarchy has been established which gives precedence to fair value measurements calculated using observable inputs over those using unobservable inputs. This hierarchy prioritized the inputs into three broad levels as follows:

Level 1: Quoted prices in active markets for identical instruments

Level 2: Other significant observable inputs (including quoted prices in active markets for similar instruments)

Level 3: Significant unobservable inputs (including assumptions in determining the fair value of certain investments)

Money market funds are highly liquid investments and are actively traded. The pricing information for the Company’s money market funds are readily available and can be independently validated as of the measurement date. This approach results in the classification of these securities as Level 1 of the fair value hierarchy. The Company’s short-term investments consisting of commercial paper, corporate debt securities, and asset-backed securities are classified as Level 2 within the fair value hierarchy given their fair values are based on other significant observable inputs. As of December 31, 2021, the Company held $932,000 in money market funds and $2,836,000 in short-term investments, with an immaterial unrealized gain. As of December 31, 2020, the Company held $7,190,000 in money market funds and $32,058,000 in short-term investments, with an immaterial unrealized gain.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount within a range of loss can be reasonably estimated. When no amount within the range is a better estimate than any other amount, the Company accrues for the minimum amount within the range. Legal costs incurred in connection with loss contingencies are expensed as incurred. No liabilities for loss contingencies were accrued as of December 31, 2021 and 2020.

Recently Adopted Accounting Pronouncements

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, and (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of the standard applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II of the standard replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within ASC 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. The new standard became effective for the Company on January 1, 2020 under the extended transition period. The Company adopted this standard beginning January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, to improve the effectiveness of fair value measurement disclosures. Among other provisions, the update removes requirements to disclose amounts of and reasons for transfers between Level 1 and Level 2 in the fair value hierarchy, and it modifies the disclosures regarding transfers in and out of Level 3 of the fair value hierarchy. The update requires a discussion regarding the change in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period, and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This update is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2019. The Company adopted this standard beginning January 1, 2020, and the adoption did not have a material impact on its consolidated financial statements.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), (“ASC 842”), which clarifies the definition of a lease and requires lessees to recognize right-of-use assets and lease liabilities for all leases, including those classified as operating leases under previous lease accounting guidance. The guidance is effective for private business entities for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which extended the effective date to fiscal years beginning after December 15, 2020. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which provides an additional optional one-year deferral for all companies that have not yet issued their financial statements reflecting the adoption of ASC 842. As the Company expects to be an emerging growth company, ASU 2016-02 will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company expects to adopt the new standard in the first quarter of 2022 using the modified retrospective method, under which the Company will apply ASC 842 to existing and new leases as of January 1, 2022, but prior periods will not be restated and will continue to be reported under ASC 840 guidance in effect during those periods. The Company continues to evaluate the impact of ASC 842 on its consolidated financial statements. Based on these evaluations, the Company currently expects the adoption will materially increase total assets and total liabilities relative to such amounts.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

In June 2016, the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which significantly changes the way entities recognize credit losses and impairment of financial assets recorded at amortized cost. Currently, the credit loss and impairment model for loans and leases is based on incurred losses, and investments are recognized as impaired when there is no longer an assumption that future cash flows will be collected in full under the originally contracted terms. Under the new current expected credit loss (“CECL”) model, the standard requires immediate recognition of estimated credit losses expected to occur over the remaining life of the asset. As the Company expects to be an emerging growth company, the standard will be effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. The Company does not expect there to be a material impact on its consolidated financial statements and related disclosures from the adoption of this update.

In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. The pronouncement is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 is effective for the Company beginning January 1, 2022, with early adoption permitted. The standard eliminates certain exceptions to the general principles in ASC 740 and makes amendments to other areas with a focus on simplification and consistent application of US GAAP. The Company does not expect there to be a material impact on its consolidated financial statements and related disclosures from the adoption of this update.

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is part of the FASB’s simplification initiative, which aims to reduce unnecessary complexity in U.S. GAAP. As the Company expects to be an emerging growth company, ASU 2020-06 will be effective for interim and annual periods in fiscal years beginning after December 15, 2023, with earlier adoption permitted for fiscal years beginning after December 15, 2020. The Company does not expect there to be a material impact on its consolidated financial statements and related disclosures from the adoption of this update.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Topic 470-50), Compensation - Stock Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity's Own Equity (Subtopic 815-40), which clarifies existing guidance for freestanding written call options which are equity classified and remain so after they are modified or exchanged in order to reduce diversity in practice. The Company is required to apply the amendments within this ASU prospectively to modifications or exchanges occurring on or after the effective date of the amendment. The standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating and assessing the impact this standard will have on its consolidated financial statements.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 2. Revenue

The Company disaggregates its revenue from contracts with customers by country of domicile based on the shipping location of the customer. Total revenue disaggregated by country of domicile is as follows (dollars in thousands):

	Year Ended December 31,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Revenue by country of domicile:
United States	$699	16%	$712	35%
Japan	3,404	75%	547	27%
Other	399	9%	747	38%
Total	$4,502	100%	$2,006	100%

As of December 31, 2021 and 2020, the Company had $308,000 and $44,000, respectively, of contract liabilities included in accrued expenses and other current liabilities and no contract assets.

Note 3. Fair Value Measurement

The following table summarize our assets measured at fair value on a recurring basis, by level, within the fair value hierarchy (in thousands):

	December 31 2021
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$932	$—	$—	$932
Total cash equivalents	$932	—	—	$932
Short-term investments:
Corporate debt securities	—	2,836	—	2,836
Total short-term investments	—	2,836	—	2,836
Total assets measured at fair value	$932	$2,836	$—	$3,768

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market fund	$7,192	$—	$—	$7,192
Total cash equivalents	$7,192	—	—	$7,192
Short-term investments:
Commercial Paper	—	14,587	—	14,587
Corporate debt securities	—	13,810	—	13,810
Asset-backed Securities	—	3,661	—	3,661
Total short-term investments	—	32,058	—	32,058
Total assets measured at fair value	$7,192	$32,058	$—	$39,250

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Cash equivalents consist primarily of money market fund with original maturities of three months or less at the time of purchase, and the carrying amount is a reasonable estimate of fair value. Short-term investments consist of investment securities with original maturities greater than three months but less than twelve months and are included as current assets in the consolidated balance sheets. For corporate debt securities, the fair value as of December 31, 2021 and 2020 approximate the amortized cost basis.

Note 4. Inventories

Inventories consist of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Raw materials	$891	$1,015
Work-in-process	518	867
Finished goods	1,114	1,512
Total inventories	$2,523	$3,394

Inventories are carried and depicted above at the lower of cost or net realizable value. For the years ended December 31, 2021 and 2020, the Company had write-downs of $937,000 and $1,079,000, respectively.

Note 5. Prepaid expense and other current assets

Prepaid expense and other current assets consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,	December 31,
	2021	2020
Deferred transaction costs	$4,688	$—
Other prepaid expenses	1,153	83
Payroll tax receivable	980	980
Prepaid insurance	162	68
Prepaid rent	11	2
Other current assets	4	1
Total prepaid expense and other current assets	$6,998	$1,134

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 6. Property and Equipment, Net

Property and equipment, at cost, consists of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Machinery and equipment	$698	$649
Automobiles	101	50
Leasehold improvements	120	146
Computer and equipment	87	36
Furniture and fixtures	—	68
Total property, and equipment	1,006	949
Less: accumulated depreciation and amortization	(526)	(492)
Total property, and equipment, net	$480	$457

The aggregate depreciation and amortization related to property and equipment was $210,000 and $184,000 for the years ended December 31, 2021 and 2020, respectively.

During the year ended December 31, 2021, the Company disposed of office furniture and leasehold improvements pursuant to its relocation to a new office space. Most of the assets were fully depreciated and as a result, the disposal resulted in a net loss of $42,400. The loss is included in other income (expense), net within the consolidated statement of operations.

Note 7. Accrued Expenses and Other Current Liabilities

Accrued expenses consisted of the following as of December 31, 2021 and 2020 (in thousands):

	December 31,
	2021	2020
Accrued expenses and taxes	$1,977	$1,292
Accrued unvested option liability	101	151
Deferred revenue	308	44
Deferred rent	373	38
Warranty reserve	18	40
Total accrued expenses	$2,777	$1,565

Note 8. Debt

In August 2019, the Company entered into a loan and security agreement (“Loan Agreement”) with Silicon Valley Bank (“SVB”) that allowed for borrowings of up to $5,000,000 under a term loan through July 31, 2020. On December 5, 2019, the Company borrowed the full amount of $5,000,000 with a stated interest rate of 5.0% and a maturity date of July 1, 2023. In February 2020, the Company repaid the term loan in full and recognized a loss on extinguishment of $180,000.

In connection with the Loan Agreement, the Company issued detachable warrants to purchase an aggregate of 60,000 shares of common stock (see Note 12).

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On April 24, 2020, the Company entered into a promissory note (the “Promissory Note”) with JPMorgan Chase Bank, N.A. that provided for a loan in the amount of $1,120,000 pursuant to the US Small Business Administration’s Paycheck Protection Program (“PPP Loan”) created as part of the recently enacted Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. The PPP Loan had a maturity date of April 24, 2022 and had a fixed interest rate of 0.98% per annum. Monthly amortized principal and interest payments were to be deferred to either (1) the date that US Small Business Administration remits the borrower’s loan forgiveness amount to the lender or (2) if the borrower does not apply for loan forgiveness, 10 months after the end of the borrower’s loan forgiveness covered period. The entirety of the loan was eligible for forgiveness to the extent it was used towards qualifying expenses as described in the CARES Act. On August 25, 2021, the Company received notice from the US Small Business Association that the entire PPP Loan balance and accrued interest were forgiven in full on such date. The Company recorded the loan forgiveness as other income, net in the Company’s consolidated statement of operations and comprehensive loss during the year ended December 31, 2021.

Note 9. Convertible Preferred Stock

The authorized, issued, and outstanding shares of Convertible Preferred Stock, and liquidation preferences as of December 31, 2021 and 2020 were as follows:

	Issuance Date	Shares Authorized	Shares Issued and Outstanding	Original Issue Price per Share	Aggregate Liquidation Preference
Series A	July 6, 2016	8,000,000	8,000,000	$1.0000	$8,000,000
Series B	July 13, 2018	4,069,600	4,069,600	6.2500	25,435,000
Series B-1	July 13, 2018	3,272,475	3,272,475	3.1250	10,226,484
Series C	February 4, 2020	7,463,934	6,329,416	8.3736	52,999,998
		22,806,009	21,671,491		$96,661,482

The rights, preferences, privileges, and restrictions for the holders of preferred stock are as follows:

Dividends— The holders of preferred stock are entitled to receive non-cumulative dividends, prior and in preference to any declaration or payment of any dividends to the holders of common stock, in an amount equal to a dividend of 8% of the applicable original issue price per annum on each share of preferred stock, as adjusted for stock dividends, splits, combinations, recapitalizations or the like, when and if declared by the Board of Directors. After payment of such dividends, any additional dividends will be distributed to holders of preferred stock, participating on an as-if converted basis, Class F stock, and common stock. No dividends on preferred stock or common stock have been declared by the Board of Directors since inception.

Liquidation— In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock are entitled to receive an amount equal to the greater of the original issue price per share as adjusted for stock splits, dividends, combinations, recapitalizations or the like, plus any dividends declared but unpaid on such shares, and such amount per share as would have been payable had such shares of preferred stock been converted into common stock immediately prior to such event, prior and in preference to any distributions to the holders of Class F and common stock. If the proceeds of such an event are insufficient to permit the full liquidation payment, the entire proceeds legally available for distribution will be distributed ratably among the holders of preferred stock in proportion to the full amounts that each such holder is otherwise entitled to receive.

Thereafter, the remaining assets and surplus will be distributed ratably to the holders of Class F and common stock in proportion to the number of shares of common stock held, on an as-if converted basis.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Redemption— Preferred stock is not redeemable at the option of the holder. Upon the occurrence of a liquidation transaction, preferred stock will be redeemed by the Company for the applicable original issue price. Moreover, if the holders of preferred stock would receive a greater amount of consideration had the preferred stock been converted immediately prior to such transaction, the preferred stock will be deemed to be converted for purposes of the redemption. Each preferred stock share is conditionally puttable by the holders upon “deemed liquidation events,” which include a merger, consolidation, change of control, or a sale of substantially all of the Company’s assets. The Company determined that triggering events that could result in a deemed liquidation are not solely within the control of the Company. Therefore, the preferred stock is classified outside of permanent equity (i.e., temporary equity). The preferred stock is not being accreted to its liquidation preference, as it is not probable that the preferred stock will become redeemable as of December 31, 2021. The Company continues to monitor circumstances that may cause the preferred stock to become probable of becoming redeemable.

Conversion—Each share of preferred stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. Each share of preferred stock automatically converts into the number of shares of common stock determined in accordance with the conversion ratio upon the earlier of (i): the date, or the occurrence of an event, as specified by affirmative election by the majority of the holders of preferred stock, or (ii): upon the closing of an initial public offering, which results in aggregate proceeds of at least $100,000,000. As of December 31, 2021, and December 31, 2020, the conversion ratio for all outstanding series of preferred stock to common stock was one-to-one.

Voting—Each share of preferred stock has the same voting rights as the equivalent number of common stock on an as-converted basis. The holders of (i) Series A Preferred Stock, (ii) Series B and Series B-1 Preferred Stock, voting as a single class, and (iii) Series C Preferred Stock are each entitled to elect one member of the Board of Directors.

Protective Provisions—The holders of preferred stock also have certain protective provisions. So long as there are at least 20% of the originally issued shares of preferred stock issued and outstanding, the Company cannot without the approval of the majority of the preferred stock then outstanding, voting as a single class on an as-converted basis, take certain actions. Such actions include: (i) consummating a liquidation, dissolution or winding up of the Company; (ii) adversely altering, waiving or affecting the rights, preferences, privileges, or powers of, or restrictions of preferred stock; (iii) increasing or decreasing the authorized number of shares of any common stock or preferred stock; or (iv) redeeming or paying dividends except for permitted purposes.

Note 10. Stockholders’ Deficit

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends when, as and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

On July 5, 2016, the Board of Directors approved the number of shares of common stock authorized to be issued as 50,000,000 shares with par value $0.00001 per share, the number of shares of Class F stock authorized to be issued as 8,500,000 shares with par value $0.00001 per share, and the number of shares of Series A Preferred Stock to be issued as 8,000,000 shares with par value $0.00001 per share.

On July 11, 2018, the Board of Directors approved to adjust the number of shares of common stock authorized to be issued to 60,000,000 shares with par value of $0.00001 per share, and authorized to issue 5,600,000 shares of Series B Preferred Stock with par value of $0.00001 per share and 3,272,475 shares of Series B-1 Preferred Stock with par value of $0.00001. In addition, the Board of Directors approved an adjustment to the number of shares of Class F stock authorized to be issued to 8,450,000 shares with par value of $0.00001 per share.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On January 31, 2020, under the Amended and Restated Certificate of Incorporation, the Board of Directors approved to increase the number of shares of common stock authorized to be issued to 75,000,000 shares with par value of $0.00001 per share, the number of shares of Class F stock authorized to be issued to 8,402,000 with par value of $0.00001 per share, and the total number of shares of Preferred Stock authorized to be issued to 22,806,009 with par value of $0.00001 per share. The approved number of shares of Preferred Stock authorized to be issued consist of 8,000,000 shares of Series A Preferred Stock, 4,069,000 shares of Series B Preferred Stock, 3,272,475 of Series B-1 Preferred Stock, and 7,463,934 of Series C Preferred Stock.

As of December 31, 2021 and 2020, there were 27,618,907 and 27,184,882 shares, respectively, of the Company’s common stock issued and outstanding.

Lincoln Park Transaction

On November 24, 2021, the Company entered into a Purchase Agreement with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park has agreed to purchase up to $100,000,000 of common stock (subject to certain limitations contained in the Purchase Agreement) from time to time over a 36-month period (the “Purchase Agreement”) after the consummation of the Merger and certain other conditions set forth in the Purchase Agreement. The Company may, from time to time and at its sole discretion, direct Lincoln Park to purchase Cepton common stock in accordance with daily dollar thresholds as determined within the Purchase Agreement. The purchase price per share for Cepton common stock will be the lower of: (i) the lowest trading price for shares of Cepton common stock on the market in which it is listed, on the applicable Purchase Date and (ii) the average of the three (3) lowest closing sale price for Cepton common stock during the ten (10) consecutive business days ending on the business day immediately preceding such Purchase Date. In consideration for entering into the Purchase Agreement, the Company will issue to Lincoln Park 50,000 shares of Cepton common stock as a commitment fee on the date of the closing of the Merger. The Company is obligated to issue up to an additional 150,000 shares of Cepton common stock as a commitment fee 180 days after the date of the closing of the Merger (collectively, the “Commitment Shares”).

As of December 31, 2021, the Company incurred approximately $162,000 of transaction costs associated with the Purchase Agreement that were expensed when incurred.

Class F Stock

Holders of Class F stock have the option to convert their shares into common stock at any time, and without payment of additional consideration. Additionally, Class F stock will automatically convert into shares of common stock upon either the date and time, or occurrence of an event, specified by vote or written consent of the holders of a majority of the then outstanding shares of Class F stock, at the then effective conversion rate. Finally, Class F stock will automatically convert into shares of preferred stock in the event an investor in a preferred stock financing purchases Class F stock shares from a holder of Class F stock. The conversion ratio for Class F stock to common or preferred stock was one-to-one as of December 31, 2021 and 2020.

Each share of Class F stock has the same voting rights as the equivalent number of common stock on an as-converted basis. Class F stockholders are entitled to elect two members of the Board of Directors. The holders of common stock are not entitled to elect any members of the Board of Directors so long as there is any Class F stock outstanding.

Holders of Class F stock are entitled to receive dividends when and if declared by the Board of Directors, and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders after distributions to holders of preferred stock.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Class F stock is subject to vesting terms wherein each holder acquires a vested interest in the stock over a service period of four years. As of December 31, 2021 and 2020, there were no unvested shares.

On July 8, 2020, the Company facilitated the sale of 29,857 shares of previously issued Class F stock by a shareholder to an investor for $8.3736 per share or an aggregate purchase price of $250,011 paid to the shareholder. The investor who purchased the Class F stock had previously invested in the Company’s Series C preferred stock financing on February 4, 2020 and as a result, their purchased Class F stock automatically converted into shares of Series C preferred stock. The Company determined the Class F stock was sold at fair value.

As of December 31, 2021 and 2020, the Company had authorized 8,402,000 shares of Class F stock, each with a par value of $0.00001. As of December 31, 2021 and 2020, there were 8,372,143 shares of the Company’s Class F stock issued and outstanding.

Note 11. Stock-Based Compensation

Equity Incentive Plans

On July 5, 2016, the Company adopted the 2016 Stock Plan (the “Plan”) under which 4,800,000 shares of the Company’s common stock were reserved for issuance to employees, nonemployee directors, consultants, and advisors. As of December 31, 2021 and 2020, there were 9,187,533 shares of common stock reserved for issuance. As of December 31, 2021 and 2020, there were 1,472,512 and 3,406,368 option shares available for future issuance, respectively.

Under the Plan, the Board of Directors may grant incentive stock options (“ISO”), nonqualified stock options (“NQSO”), and stock appreciation rights (“SAR”). The Board of Directors may, in its discretion, designate any option or SAR as an “early exercise option” or “early exercise SAR”. If a shareholder elects to exercise all or a portion of any early exercise option or SAR before it is vested, the shares of common stock attributable to the unvested portion of the Option or SAR are considered restricted shares and recognized as a liability.

Awards granted under the Plan may be outstanding for periods of up to 10 years following the grant date. Awards issued under the Plan must be priced at no less than 100% of the fair value of the shares on the date of the grant provided, however, that (i) the exercise price of an ISO will not be less than 100% of the fair value of the shares on the date of grant, and (ii) the exercise price of an ISO and NQSO granted or the purchase price under the stock issuance program to a 10% stockholder will not be less than 110% of the fair value of the shares on the date of grant. Fair value is determined by a third party 409A valuation which is approved by the Board of Directors.

Outstanding awards generally vest over four years. Certain nonemployee awards vest over two years. Award shares are subject to a right of first refusal with respect to any proposed transactions up through the time the Company’s common stock is registered under Section 12 of the 1934 Exchange Act.

Restricted Common Stock Awards

Unvested early exercise options or SARs are considered restricted shares and are subject to repurchase by the Company in the event the shareholders’ employment is terminated. The Company may, at its option, repurchase said shares at the lesser of (i) the price paid by the shareholder to exercise the award or (ii) the fair market value of the Company’s common stock determined on the date of the repurchase. During the vesting term, holders of restricted stock awards are deemed to be a common stock shareholder and have dividend and voting rights.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On August 20, 2020, the Company granted 150,000 early exercise option awards under the 2016 Plan to one independent contractor. The options vest over 24 equal monthly installments beginning on August 10, 2020. On December 29, 2020, the option holder elected to early exercise all granted awards, purchasing the related shares for $2.02 per share or aggregate consideration of $303,000. At the time of exercise, 25,000 shares were fully vested with the remainder being unvested. On the date of purchase, the Company recognized the vested portion purchased as common stock issued with additional paid in capital. The Company recognized a liability associated with the unvested restricted shares, recording a liability included in accrued expenses and other long-term liabilities of $151,500 and $101,000, respectively. As shares of restricted stock vest, the Company will reclassify the liability to common stock and additional paid in capital. The Company did not grant any early exercise options in 2021.

As of December 31, 2021, the Company had not repurchased any of the unvested restricted shares. The fair value of the Company’s common stock on the date the early exercise options were granted was $2.02 per share. The fair value of the Company’s common stock on the date the restricted shares were issued was $3.07 per share. The total intrinsic value of outstanding unvested restricted stock awards was $1,064,000 as of December 31, 2021.

Incentive Stock Options and Nonqualified Stock Options

A summary of the Company’s employee and nonemployee stock option activity for the years ended December 31, 2021 and 2020 is presented below:

		Options Outstanding
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value (in thousands)

Options outstanding as of December 31, 2019	5,024,915	$1.14	8.2	$6,732
Granted	1,705,000	2.39
Exercised	(305,091)	1.57
Expired/Forfeited	(1,203,541)	1.53
Options outstanding as of December 31, 2020	5,221,283	$1.43	7.6	$8,550
Granted	2,419,670	11.80
Exercised	(359,025)	1.31
Expired/Forfeited	(485,814)	6.63
Options outstanding as of December 31, 2021	6,796,114	$4.66	7.5	$126,591
Exercisable, December 31, 2021	3,650,002	1.54	6.4	$79,389
Vested and expected to vest as of December 31, 2021	6,796,114	$4.66	7.5	$126,591

During the years ended December 31, 2021 and 2020, the estimated weighted-average grant-date fair value of options granted was $7.40 and $1.24 per share, respectively. As of December 31, 2021, there was $14,500,000 of unrecognized stock-based compensation related to unvested stock options expected to be recognized over a weighted-average period of 2.72 years. The total intrinsic value of options exercised during the years ended December 31, 2021 and 2020 was $3,942,000 and $458,000. The Company recognizes forfeitures as they occur.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Stock-Based Compensation

The fair value of employee stock option grants is estimated by the Company on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2021	2020
Expected life (years)	6.25	6 – 6.25
Risk-free interest rate	0.72 – 1.34%	0.36 – 1.21%
Expected volatility	60 – 70%	50 – 70%
Dividend yield	—%	—%

Expected volatility is estimated based on historical volatilities of comparable public companies operating in the Company’s industry. The expected life of the options represents the period the options are expected to be outstanding and is estimated using the simplified method. The Company believes it is appropriate to use the simplified method in determining the expected life of options because the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term for options. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company uses the same inputs to estimate the fair value of awards granted to nonemployees.

For the years ended December 31, 2021 and 2020, the Company recorded stock-based compensation expense related to options granted to employees and nonemployees as follows (in thousands):

	Year Ended December 31,
	2021	2020
Cost of revenue	$83	$27
Research and development expense	3,010	564
Selling, general and administrative expense	1,902	119
Total stock-based compensation expense	$4,995	$710

For the years ended December 31, 2021 and 2020, the Company capitalized $131,000 and $42,000, respectively, of stock-based compensation expense into inventory.

Note 12. Warrants

Common Stock Warrants Issued with Borrowings

In 2019, in connection with the Loan Agreement, the Company issued a warrant to purchase 30,000 shares of common stock with an exercise price of $1.66 per share. The warrant was immediately exercisable and expires in August 2029. The warrant remains outstanding as of December 31, 2021.

In connection with the Loan Agreement, the Company also agreed to issue a warrant to purchase an additional 30,000 shares of common stock with an exercise price of $1.66 per share if the Company drew on the $5,000,000 term loan. The Company recorded the additional warrants on December 5, 2019, when the Company borrowed the full amount of the term loan. The warrant was immediately exercisable and expires in August 2029. The warrant remains outstanding as of December 31, 2021.

The Company’s common stock warrants were recorded to additional paid-in capital at fair value as of the date of issuance using the Black-Scholes valuation model. The fair values of the warrants issued in August 2019 and December 2019 were estimated at $39,000 and $49,000, respectively. The initial amount allocated to the warrants is accounted for as a discount to the related debt and amortized to interest expense over the loan term using the effective interest method.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 13. Income Taxes

Income (loss) before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020
Domestic	$(37,291)	$(19,694)
Foreign	69	86
Income (loss) before income taxes	$(37,222)	$(19,608)

Provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2021	2020

Current:
Federal	$—	$—
State	4	1
Foreign	16	16
Total Current	20	17
Deferred:
Federal	—	—
State	—	—
Foreign	—	9
Total Deferred	—	9
Provision for income taxes	$20	$26

The provision for (benefit from) income taxes differ from the amounts computed by applying the U.S. federal income tax rate to income (loss) before income taxes for the following reasons:

	Year Ended December 31,
	2021	2020
U.S. federal provision (benefit) at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	(0.02)	(0.01)
Foreign income taxes at rates other than the U.S. rate	(0.02)	(0.03)
Other permanent items	(0.15)	(0.09)
Stock-based compensation	(1.98)	(0.32)
Research and development credits	3.39	1.93
Unrecognized tax benefits	(1.36)	(0.77)
Global intangible low-taxed income	(0.00)	(0.03)
Change in valuation allowance	(21.65)	(21.97)
Payroll tax credit adjustments	0.09	0.16
PPP Loan Adjustment	0.64	—
Effective tax rate	(0.05)%	(0.13)%

The difference between the provision for income taxes and the income tax determined by applying the statutory federal income tax rate of 21 percent was due primarily to research and development credits and changes in valuation allowance. The Company’s valuation allowance balance increased by $8,100,000 and $5,800,000 for the year ended December 31, 2021 and 2020, respectively.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company’s deferred income tax assets and liabilities as of December 31, 2021 and 2020 were as follows (in thousands):

	December 31,
	2021	2020
Deferred tax assets:
Accruals and reserves	$309	$30
Stock-based compensation	191	55
Net operating loss carryforward	20,082	13,945
Research and development credits	3,323	1,833
Valuation allowance	(23,875)	(15,818)
Total deferred tax assets	30	45
Deferred tax liabilities:
Depreciation and amortization	(30)	(45)
Total deferred tax liabilities	(30)	(45)
Net deferred tax assets (liabilities)	$—	$—

Annually, the Company determines whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities in considering whether any tax benefit can be recorded in the consolidated financial statements. The Company recorded full valuation allowance against its net deferred tax assets as it believes these deferred tax assets were not realizable on a more likely than not basis as of December 31, 2021 and 2020.

As of December 31, 2021 and 2020, the Company had total net operating loss carryforwards for federal income tax purposes of approximately $83,400,000 and $51,300,000, respectively. If not utilized, these net federal operating loss carryforwards will begin to expire in 2037. For tax years beginning January 1, 2018 onward, any federal net operating losses generated will be allowable for carry forward indefinitely, as opposed to the original expiration of 20 years. As of December 31, 2021 and 2020, the Company had $81,300,000 and $49,200,000 of federal net operating losses, respectively, that can be carried forward indefinitely. The Company also had a state net operating loss carryforward of approximately $33,300,000 and $44,100,000 as of December 31, 2021 and 2020, which will expire beginning in the year 2037.

As of December 31, 2021 and 2020, the Company had federal research and development credit carryforwards of approximately $2,200,000 and $700,000, respectively, which begin to expire in 2038, and California research and development credit carryforward of approximately $4,200,000 and $3,000,000, respectively, which do not expire.

Utilization of the research and development credit carryforward may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of the research and development credits before utilization. The amount of such elimination, if any, has not been determined.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

As of December 31, 2021 and 2020, the total amount of unrecognized tax benefits was $2,600,000 and $1,500,000, respectively, none of which would affect income tax expense, if recognized, after consideration of any valuation allowance. The Company does not expect the unrecognized tax benefits to change significantly over the next 12 months. The following table summarizes the aggregate changes in the total gross amount of unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2021	2020
Unrecognized tax benefits as of the beginning of the year	$1,471	$1,090
Increases related to prior year tax provisions	159	—
Increase related to current year tax provisions	939	381
Unrecognized tax benefits as of the end of the year	$2,569	$1,471

The Company is subject to income taxes in the U.S. federal, state, and various foreign jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. All of the Company’s tax years will remain open for examination by the federal and state tax authorities for three and four years, respectively, from the date of utilization of the net operating loss or research and development credits. The Company does not have any tax audits or other issues pending.

As a qualified small business, the Company applies a portion of its post-2015 federal research and development credit against payroll tax liabilities, instead of income tax liabilities. As of December 31, 2021 and 2020, the related payroll tax receivable balance is $980,000.

Note 14. Commitments and Contingencies

Operating Lease Commitments

The Company leases office and manufacturing facilities under noncancelable operating leases expiring at various dates through January 2023. On April 15, 2021, the Company entered into a new lease agreement for 92,842 square feet of office space in San Jose, California. The lease began on June 1, 2021 and is set to expire on January 31, 2023.

Rent expense is recognized on a straight-line basis over the term of the leases and accordingly, the Company records any differences between cash rent payments and the recognition of rent expense as a deferred rent liability.

As of December 31, 2021, future minimum lease payments under all noncancelable operating leases with an initial lease term in excess of one year were as follows (in thousands):

December 31, 2021
2022	$1,853
2023	152
Total	$2,005

Rent expense under these leases was approximately $1,975,000 and $654,000 for the years ended December 31, 2021 and 2020, respectively.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Legal Proceedings

From time to time, the Company may be involved in various legal claims and litigation that arise in the normal course of its operations. The Company is defending all current litigation matters. Although there can be no assurances and the outcome of these matters is currently not determinable, the Company currently believes that none of these claims or proceedings are likely to have a material adverse effect on the Company's financial position.

The Company records accruals for our outstanding legal proceedings, investigations or claims when it is probable that a liability will be incurred, and the amount of loss can be reasonably estimated. The Company evaluated developments in legal proceedings, investigations or claims that could affect the amount of any accrual, as well as any developments that would result in a loss contingency to become both probable and reasonably estimable. The Company has not recorded any accrual for loss contingencies associated with such legal claims or litigation discussed above.

Note 15. Related Party Transactions

On February 4, 2020, a customer participated in the Company’s Series C convertible preferred stock financing. LiDAR sensor and prototype revenue from this customer and investor was $1,479,000 and $320,000 for the years ended December 31, 2021 and 2020, respectively. Development revenue from this customer and investor was $1,583,000 and $0 for the years ended December 31, 2021 and 2020, respectively. As of December 31, 2021 and 2020, accounts receivable from this customer and investor was $75,000 and $1,300, respectively.

Note 16. Net Loss Per Share

The Company follows the two-class method when computing net loss per common share when shares are issued that meet the definition of participating securities. The Company considers its convertible preferred stock to be participating as holders of such securities have non-forfeitable dividend rights in the event of the declaration of a dividend for shares of common stock. When the Company is in a net loss position, the net loss attributable to common stockholders was not allocated to the convertible preferred stock under the two-class method as these securities do not have a contractual obligation to share in losses. Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted-average number of shares of the Company’s common stock outstanding. During the periods when there is a net loss attributable to common stockholders, potentially dilutive common stock equivalents have been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect is anti-dilutive.

The following common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have been antidilutive:

	Year Ended December 31,
	2021	2020
Stock options to purchase common stock	6,796,114	5,221,283
Unvested restricted stock	50,000	125,000
Preferred shares on an as-converted basis	21,671,491	21,671,491
Class F shares an as-converted basis	8,372,143	8,372,143
Shares issuable upon exercise of warrants	60,000	60,000
Total	36,949,748	35,449,917

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 17. Segments

The Company conducts its business in one operating segment that develops and produces LiDAR sensors for use in automotive and smart infrastructure industries. The Company’s Chief Executive Officer is the chief operating decision maker (“CODM”). The CODM allocates resources and makes operating decisions based on financial information presented on a consolidated basis, accompanied by disaggregated information about sales and gross margin by product group. The profitability of the Company’s product group is not a determining factor in allocating resources and the CODM does not evaluate profitability below the level of the consolidated company. Long-lived assets of the Company located in its country of domicile, the United States, are approximately 97%.

Note 18. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through March 31, 2022, the issuance date of the consolidated financial statements.

Trinity Loan Agreement

On January 4, 2022, the Company entered into the Loan Agreement with Trinity to borrow up to $25,000,000 at a rate of 10.75%. In connection with the Loan Agreement, the Company issued a warrant to purchase 96,998 shares of common stock with an exercise price of $16.89 per share. On January 4, 2022, the Company borrowed $10,000,000 under the terms of the Loan Agreement. As of December 31, 2021, the Company incurred approximately $276,000 of issuance costs related to the Loan Agreement. Given the Company had not yet issued a term loan under the Loan Agreement as of December 31, 2021, the Company recorded the issuance costs as a deferred asset within prepaid expenses and other current assets on the consolidated balance sheet.

Merger with Growth Capital Acquisition Corp.

In August 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”) with Growth Capital Acquisition Corp. (NASDAQ: GCAC), a special purpose acquisition company. In accordance with the terms and conditions set forth in the Business Combination Agreement:

(i)	Each share of Company common stock will be converted into the right to receive a number of shares of GCAC Class A common stock equal to (a) (1) the equity value assigned to the Company of $1,500,000,000, divided by (2) the total number of Company outstanding shares, divided by (b) 10;

(ii)	Each outstanding Company stock option, whether or not exercisable and whether or not vested, will be assumed by GCAC and converted into an option to purchase shares of GCAC Class A common stock.

Concurrently with the execution of the Business Combination Agreement, GCAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors agreed to purchase an aggregate of 5,950,000 shares of GCAC Class A common stock at a purchase price of $10.00 per share (the “PIPE Investment”). The PIPE Investment is conditioned on the concurrent closing of the Business Combination Agreement and other customary closing conditions.

CEPTON TECHNOLOGIES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

On February 10, 2022, the Company consummated the Business Combination with GCAC pursuant to the Business Combination Agreement. In accordance with ASC 805, for financial accounting and reporting purposes, the pre-combination Cepton (“Legacy Cepton”) was deemed the accounting acquirer, GCAC was treated as the accounting acquiree, and the Business Combination was accounted for as a reverse recapitalization. Accordingly, the Business Combination was treated as the equivalent of Legacy Cepton issuing stock for the net assets of GCAC, accompanied by a recapitalization. Under this method of accounting, the consolidated financial statements of the Company are the historical financial statements of Legacy Cepton. The net assets of GCAC were stated at historical costs and consolidated with Legacy Cepton’s financial statements on the closing date, with no goodwill or other intangible assets recorded in accordance with U.S. GAAP. The shares and net loss per share available to holders of Legacy Cepton common stock have been retroactively restated using the exchange ratio established in the Business Combination Agreement.

Closing simultaneously with the Business Combination, the PIPE investors purchased 5,950,000 shares of common stock at $10.00 per share (the “Private Placement Shares”) for an aggregate purchase price of $59.5 million (the “Private Placement”). Upon the closing of the Business Combination, the Private Placement Shares were automatically converted into shares of the Company's common stock on a one-for-one basis.

Pursuant to the Business Combination Agreement, the aggregate stock consideration issued by Cepton in the Business Combination was $1.5 billion, consisting of 154,048,001 newly issued shares of Cepton common stock valued at $10.00 per share. Legacy Cepton shareholders received $1.4 billion in the form of 142,075,041 newly issued shares of Cepton common stock. GCAC public shareholders received $16.6 million in the form of 1,660,460 newly issued shares of Cepton common stock, the PIPE Investors received $59.5 million in the form of 5,950,000 newly issued shares of Cepton common stock, and the Sponsor received $43.1 million in the form of 4,312,500 newly issued shares of Cepton common stock in exchange for GCAC’s existing Class B common stock.

In connection with the Business Combination, the Company incurred direct and incremental costs of approximately $27.0 million related to the equity issuance, consisting primarily of investment banking, legal, accounting and other professional fees, which were recorded to additional paid-in capital as a reduction of proceeds. In addition, the Company incurred $2.7 million related to the equity issuance that were not deemed direct and incremental and were expensed as incurred. As of December 31, 2021, the Company has $4.4 million of accrued transaction costs, consisting primarily of investment banking fees, in accrued expenses on the consolidated balance sheet.